Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ensysce Biosciences, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	78,276	$3.00	$234,828.00	0.0001531	$35.95
Total Offering Amounts					$234,828.00		$35.95
Total Fee Offsets							-
Net Fee Due							$35.95

(1)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on April 30, 2025.
(2)	Represents 78,276 additional shares reserved for issuance under the Ensysce Biosciences, Inc. Amended and Restated 2021 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends or similar transactions.